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                                                                     EXHIBIT 5.1

                               November 14, 1995

Hawaiian Airlines, Inc.
3375 Koapaka Street
Suite G350
Honolulu, HI  96819

          Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

          I have acted as counsel for Hawaiian Airlines, Inc., a Hawaii corporation (the "Company"), in connection with the registration of 600,000 shares of Class A Common Stock (the "Class A Common Stock") of the Company issuable under its 1994 Stock Option Plan, as amended (the "Plan"). In connection therewith, I have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about November 14, 1995. I have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Class A Common Stock issuable under the Plan and such other matters as I deemed necessary for purposes of rendering this opinion.

          Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Class A Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ RAE A. CAPPS
                              -----------------
                              Rae A. Capps

RAC/hjh